News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: Jane Garrard (407) 826-4475

Chris O’Leary Joins Tupperware Brands Board of Directors
ORLANDO, FL., January 25, 2019 - Tupperware Brands Corporation (NYSE:TUP) announced today that Christopher D. “Chris” O’Leary has been elected to the Company’s board of directors, effective immediately.
Rick Goings, Executive Chairman, said, “We are pleased to have Chris join our board. He brings more than 37 years of operational and leadership experience to Tupperware, having served in several strategically important executive positions at major global consumer product companies including General Mills and PepsiCo. We believe the combination of his deep industry knowledge, broad international experience and strong, proven leadership skills will be invaluable to the Company as we continue to execute our global growth strategy.”
“Tupperware Brands is a great company with a renowned brand and strong global presence, and I’m pleased to join the board at this important time,” said O’Leary. “I look forward to working closely with board members and the management team to provide new insights and perspectives as Tupperware continues to take aggressive steps to advance its performance and drive enhanced value for shareholders.”
O’Leary, who was identified by the executive search firm of Heidrick & Struggles International, Inc., is the former Executive Vice President and Chief Operating Officer, International, for General Mills, Inc. He previously spent 16 years at PepsiCo, Inc., where he held numerous roles, culminating in serving as Chief Executive Officer and President of Hostess, Frito-Lay, Inc. O’Leary currently serves as a partner at Twin Ridge Capital, a private investment firm. O’Leary previously served on the board of Newell Rubbermaid Inc., now Newell Brands Inc., a leading global consumer goods company with a strong portfolio of well-known brands, and currently serves as a Non-Executive Director of Telephone and Data Systems, Inc. and CARE, Inc. (a global nonprofit organization). He holds a Bachelor of Business Administration in marketing from Pace University and a Master of Business Administration from New York University.

Tupperware Brands Corporation is the leading global marketer of innovative, premium products across multiple brands utilizing a social selling method through an independent sales force of 3.1 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

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